Exhibit 99.1

Contacts:

Trammell Crow Company

Savills plc

Barbara Bower	Aubrey Adams
Derek McClain	(020 7409 9923)

(214) 863-3000

Citigate Dewe Rogerson Simon Rigby Sarah Gestetner (0207 638 9571)

FOR IMMEDIATE RELEASE

TRAMMELL CROW COMPANY INCREASES STAKE IN

SAVILLS PLC

DALLAS, Texas, and LONDON, England, April 25, 2005 – Strategic alliance partners Trammell Crow Company (NYSE:TCC) and Savills plc (LSE:SVS), each one of the world’s leading commercial real estate services firms, jointly announced today that Trammell Crow Company has exercised its option to acquire additional shares of Savills, thereby increasing its ownership stake to approximately 19.6% of Savills’ Ordinary Shares outstanding.

In June 2000, at the time the companies established their strategic alliance, Trammell Crow Company purchased approximately 10% of Savills’ outstanding Ordinary Shares from Savills’ largest shareholder.  At that same time, Savills granted to Trammell Crow Company an option, exercisable from time to time during a two-year window ending in May 2005, enabling Trammell Crow Company to purchase a number of newly issued shares that would increase the holder’s stake to approximately 20% of the shares outstanding following the exercise of the option.  The precise number of shares purchasable under the option has been reduced slightly over the years in accordance with its terms, such that the exercise in full of the option will now bring Trammell Crow Company’s ownership to 19.6%.  The exercise of the option will result in the issuance of 5,243,229 shares by Savills at a price of 701.28 pence per share, representing a 20% premium to the average mid-market closing price of the shares in trading on the London Stock Exchange for the five trading days preceding exercise of the option.  Total proceeds receivable by Savills upon Trammell Crow Company’s exercise of the option will be approximately GBP 36.8 million (approximately $70.4 million).

Trammell Crow Company also acquired 1,677,970 of Savills’ Ordinary Shares in open market purchases on April 25, 2005, preceding its exercise of the option.  The open market purchases had the effect of reducing the number of shares purchasable under the option, as the option caps purchases thereunder, together with Trammell Crow Company’s ownership on the date of exercise, at a percentage of the total number of shares that will be outstanding following the option’s exercise.  The total cost to Trammell Crow Company of both its recent market purchases and the shares to be issued upon exercise of the option is expected to be approximately $91.3 million.  The purchases will be funded with borrowings under Trammell Crow Company’s line of credit.

Commenting on the purchases, Robert E. Sulentic, Trammell Crow Company’s Chairman and Chief Executive Officer, noted, “Our decision to increase our shareholding in Savills is an endorsement of Savills’ strategy and prospects.  We have developed a strong relationship with Savills and its management team over the past five years and look forward to continuing our strategic alliance with Savills as its largest shareholder.  Our existing investment in Savills has performed well for us, as Savills has posted outstanding results over the last five years.  Our initial stake has increased in value several-fold.  While increasing our stake through the mechanism of the option required us to pay a premium to market, there was no clear path to increasing our ownership to this extent in the near term through market purchases.  With the option set to expire in May, we did not want to pass on the opportunity it presents to significantly increase our ownership.”

With regard to the impact of the purchase on Trammell Crow Company’s earnings, Mr. Sulentic stated, “We expect the purchase to be accretive to Trammell Crow Company’s earnings per share going forward.  Based on analysts’ consensus estimates for Savills’ 2005 earnings, we would expect the additional stake to increase Trammell Crow Company’s diluted earnings per share (net of expected borrowing costs) in the range of 8% to 10% on an annualized basis.  The actual net increase to our earnings will be determined by Savills’ actual results and other factors, including currency exchange rates, our actual borrowing costs and amortization of the portion of the purchase price attributable to finite-lived intangibles.”

Aubrey Adams, Chief Executive of Savills, said: “We have worked closely with TCC over the past five years.  Since May 9, 2003, TCC have had an option to increase their stake to an agreed 20% which they are now exercising.  The move by TCC demonstrates their confidence in the strength of our business and the opportunities for us in the global property market.”

Founded in 1948, Trammell Crow Company is one of the largest diversified commercial real estate services companies in the world. Through its Global Services Group, the company provides building management, brokerage and project management services to both investors in and users of commercial real estate. Development and investment services are provided through the company’s Development and Investment Group.  In addition to its full service offices located throughout the United States, the company has offices in Canada, Europe, Asia and Latin/South America focused on the delivery of real estate services to corporate customers. The company delivers brokerage services outside the United States through strategic alliances with leading providers - in Europe and Asia, through Savills, plc, a leading property services company based in the United Kingdom; and in Canada, through JJ Barnicke, a leading Canadian real estate services provider. Trammell Crow Company is traded on the New York Stock Exchange under the ticker symbol “TCC” and is located on the World Wide Web at www.trammellcrow.com.

Savills plc is a leading international property services company with a full listing on the London Stock Exchange. The company has undergone dynamic growth in recent years establishing itself as a powerful player on the international stage with offices and associates throughout the UK, Continental Europe, Asia Pacific and Africa. In addition, Savills’ strategic alliance with Trammell Crow Company, in North America, means that clients have access to a network of offices in the US and Canada.  Savills is the trading name for the property service subsidiaries of Savills plc which advise on commercial, rural, residential and leisure properties.  Other services include corporate finance advice, fund management and a range of property related financial services.

Certain statements contained in this press release, including without limitation statements containing the words “will,” “would,” “expect” and words of similar import, are forward-looking statements within the meaning of the United States federal securities laws. Such forward-looking statements involve known and unknown risks, uncertainties and other matters which may cause the actual results, performance or achievements of the company or Savills to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The company disclaims any obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company’s expectation with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.  Use in this press release of analysts’ consensus 2005 earnings estimates for Savills should not be considered an endorsement or confirmation of such estimates by the company.